Exhibit 3.1

State of Missouri
John R. Ashcroft, Secretary of State
Corporations Division
PO Box 778 / 600 W. Main St., Rm. 322
Jefferson City, MO 65102
Amendment of Articles of Incorporation
for a General Business or Close Corporation
(Submit with $25.00 filing fee; if increasing # of shares, please see fee schedule for appropriate fee.)
Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:
1.The present name of the Corporation is    Post Holdings, Inc.___________________________________

Charter #:	01171958
The name under which it was originally organized was    Post Holdings, Inc.

2.An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on

January 25, 2024
month/day/year
3.Article Number                5               is amended to read as follows:
See attached.

(If more than one article is to be amended or more space is needed attach additional pages)
(Please see next page)

4.Of the       60,528,625_____________________________ shares outstanding,       60,528,625______________
of such shares were entitled to vote on such amendment.
The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares
Common	60,528,625

5.The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Common	48,670,643	41,676

6.If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:
7.If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified: ________________
In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Matthew J. Mainer	Matthew J. Mainer	SVP, CFO and Treasurer	1/25/24
Authorized Signature	Printed Name	Title	Date

Amendment of Articles of Incorporation
of
Post Holdings, Inc.
(Charter No. 01171958)

Article Number Five, Section A is amended to read as follows:
A.Number and Classification
The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, but shall not be less than three. Commencing at the 2025 annual meeting of shareholders, all of the directors of the Corporation elected at an annual meeting of shareholders shall hold office for a term that expires at the next annual meeting of shareholders (or until their respective successors shall have been elected and qualified or until their earlier death, resignation or removal). The term of each director serving as of and immediately following the date of the 2024 annual meeting of shareholders shall expire at the 2025 annual meeting of shareholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2025 annual meeting of shareholders. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Amended and Restated Articles of Incorporation or any Certificate of Designation thereunder applicable thereto. As used in these Amended and Restated Articles of Incorporation, the term “entire Board of Directors” means the total number of directors fixed by, or in accordance with, these Articles of Incorporation and the Bylaws of the Corporation.

Article Number Five, Section C is amended to read as follows:
C.     Vacancies
Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason prior to the expiration of the term of office of any director, including vacancies which occur by reason of an increase in the number of directors, may be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office (although less than a quorum), until the next election of directors by the shareholders of the Corporation.